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                                                                Exhibit 10.11(b)


                           STOCK RIGHTS CERTIFICATE

                              INDIAN OIL COMPANY

                              Date: April 1, 1999

     This Stock Rights Certificate (the "Certificate") certifies that, for value received, the holder of this Certificate (the "Holder") shall have the rights and obligations with respect to the shares of common stock (the "Stock") of Indian Oil Company, an Oklahoma corporation (the "Company"), to which this Certificate relates. The rights and obligations contained in this Certificate shall only apply to the Holder and only for so long as the Holder is the registered holder of the shares of Stock to which this Certificate relates. The Stock and this Certificate are transferable by the Holder, but only in the manner provided herein.

     The Holder of this Certificate is Anthony "Skeeter" Lasuzzo.

     1.   Stock to Which this Certificate Relates.  This Certificate relates to
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Three Thousand Two Hundred Eighty-Three (3,283) shares of Stock of the Company, represented by Stock Certificate No. ___, issued on the 1st day of April, 1999 (the "Original Issue Date").

     2.   Antidilution Rights. The shares of Stock owned by the Holder represent
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five percent (5%) of the total issued and outstanding Stock of the Company.

     Pursuant to this Certificate, if at any time after the date hereof shares of Stock of the Company are issued for a price per share less than the then current fair market value per share (a "Below Market Transaction"), then the Holder shall be issued that number of additional shares of Stock in the Company, which may, if the Holder so elects, become subject to this Certificate, necessary to cause the value of the Holder's Stock after the issuance of such additional shares in the Below Market Transaction to be the same as the value of Holder's Stock before the issuance of such additional shares in the Below Market Transaction. Notwithstanding anything to the contrary herein, the Holder shall have no antidilution rights if additional shares of Stock are issued for a price per share determined in good faith by the Company's Board of Directors to be equal to or greater than fair market value. In determining the fair market value of any stock issued by the Company, the Board of Directors shall consider, among other factors (i) the aggregate value of the reserve report prepared by independent third party engineers as required under the Merger Agreement, as defined below, or any other more recently prepared reserve report; (ii) the amount required to repay in full the Company's debt to MidFirst Bank and Bank One, Oklahoma, N.A.; (iii) the amount owed to the Coral Group,
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as defined in the Merger Agreement; (iv) the amount paid on the Contingent
Production Payment, as defined in the Merger Agreement; (v) the Company's Net Working Capital, as defined in the Merger Agreement; and (vi) the amount required to make gas balancing computations in the manner required by the Merger Agreement.

     3.   Lockup Agreement.  Upon the occurrence of the Reorganization, as
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defined in that certain Agreement and Plan of Merger, dated February 15, 1999
(the "Merger Agreement"), among the Company, Coral Reserves, Inc., Coral Reserves Energy Corp., and Coral Reserves, the Company, or other parties, may require that the Holder enter into a "lockup agreement" with respect to the Holder's Stock in the Company or the Holder's Coral Public Common Stock, as
defined in the Merger Agreement.   In such event, the Holder agrees to execute
such "lockup agreement."

     4.   Transfer of Certificate.
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          4.1  This Certificate may be transferred only in conjunction with the transfer of the Stock to which this Certificate relates. Any purported transfer made other than in accordance with this Certificate shall be null and void and of no force and effect.

          4.2 No person may be a Holder of this Certificate and have the rights of a Holder hereunder unless that person also is the registered holder of the Stock to which this Certificate relates.

     5.   Governing Law.  This Certificate shall be construed in accordance with
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the laws of the State of Oklahoma.

     6.   Successors.  All the covenants and provisions of this Certificate by
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or for the benefit of Holder shall bind and inure to the benefit of the Holder's successors and assigns.

     7.   Benefits of this Certificate.  Except as set forth in this Section 7,
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nothing in this Certificate shall be construed to give to any person other than the Company, and its successors and assigns, and the registered Holder and its successors and assigns, any legal or equitable right, remedy or claim under this Certificate, but this Certificate shall be for the sole and exclusive benefit of the Company and its respective successors and assigns hereunder and the Holder of this Certificate and its successors and assigns. The Company hereby agrees and acknowledges that Holder and Frank Harrison have certain options to purchase Stock and Rick Dunning, Roger Graham and Larry Hartzog may have certain options to purchase Stock. If Stock is issued pursuant to such options for a price per share less than fair market value, then the Holder shall have antidilution rights as provided above. If Stock is issued pursuant to

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such options for a price per share equal to or greater than fair market value, then the Holder shall have no antidilution rights.

     8.   Excluded Assets.  The Holder hereby acknowledges that certain assets
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of the Company (known as the "Excluded Assets" in the Merger Agreement) have been or will be transferred by the Company to the following or to an entity
owned by the following (the "Original Shareholders"):   Larry Hartzog, Roger
Graham, Dunning Family Limited Partnership, and Michael C. Black, Trustee of the Michael C. Black Revocable Trust. The Holder agrees that this Certificate grants the Holder no interest in such Excluded Assets, no right to participate in the transfer of such Excluded Assets, and no right to participate in the ownership of any entity formed by the Original Shareholders for the purpose of purchasing such Excluded Assets.

     IN WITNESS WHEREOF, the Company has executed this Certificate as of the date set forth above.

                                    INDIAN OIL COMPANY


                                    By:___________________________
                                       Name: _____________________
                                       Its: ______________________


                                    ______________________________
                                    Anthony "Skeeter" Lasuzzo

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